Exhibit 4.5

Execution Version

STARCLOUD MEDIA CO., LIMITED

SERIES E PREFERRED SHARES PURCHASE AGREEMENT

July 16, 2010

STARCLOUD MEDIA CO., LIMITED

SERIES E PREFERRED SHARES PURCHASE AGREEMENT

This Series E Preferred Shares Purchase Agreement (the “Agreement”) is made and entered into as of July 16, 2010 by and among:

(1) StarCloud Media Co., Limited, a company incorporated under the British Virgin Islands International Business Companies Act, 1984 and re-registered under the British Virgin Islands Business Companies Act, 2004 as a business company limited by shares in the British Virgin Islands (the “Company”);

(2) Each of the persons whose names are set forth on Schedule B hereto (each a “Founder” and collectively, the “Founders”);

(3) Each of the entities whose names are set forth on Schedule C hereto (each a “Founder Holdco” and collectively, the “Founder Holdcos”; and together with the Founders, collectively, the “Key Holders” and each a “Key Holder”);

(4) Each of the entities whose names are set forth on Schedule D hereto (each a “PRC Company” and collectively, the “PRC Companies”; and together with the Company, collectively, the “Group Companies” and each a “Group Company”); and

(5) Each of the investors whose names are set forth on Schedule A (each a “Series E Investor” and collectively, the “Series E Investors”).

RECITALS

WHEREAS, at the Closing, the Company desires to issue and sell to each Series E Investor and each Series E Investor desires, severally but not jointly, to purchase from the Company that number of Series E Preferred Shares (as defined below) of the Company as set forth opposite each such Series E Investor’s name in the second column of Schedule A attached hereto on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth and intending to be legally bound hereby, the parties hereby agree as follows:

1. DEFINITIONS

1.1 Certain Defined Terms. For purposes of this Agreement:

“Affiliate” means, as applied to any Person, (a) any other Person directly or indirectly controlling, controlled by or under common control with, that Person, (b) any other Person that owns or controls fifty percent (50%) or more of any class of equity securities (including any equity securities issuable upon the exercise of any option or convertible security) of that Person or any of its Affiliates, or (c) as to a corporation, each director and officer thereof, and as to a partnership, each general partner thereof, and as to a limited liability company, each managing member or similarly authorized person thereof (including officers), and as to any other entity, each Person exercising similar authority to those of a director or officer of a corporation.

“Board” means the board of directors of the Company.

“Business” means, in respect of a Group Company, the business as it currently conducts and as it currently proposes to conduct.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by applicable laws or executive order to be closed in Shanghai, Hong Kong or New York.

“China Mobile” means China Mobile Group Shanghai Co., Ltd.

“China Mobile Agreement” means the Cooperation Agreement as to Providing Original Video on Cell Phone effective as of November 1, 2009 and expiring on October 31, 2010 entered into by and between the ICP Company and China Mobile.

“Circular 75” means the Circular 75, issued by the State Administration of Foreign Exchange of the PRC (“SAFE”) on October 21, 2005, titled “Notice Regarding Certain Administrative Measures on Financing and Round-trip Investments by PRC Residents Through Offshore Special Purpose Vehicles,” effective as of November 1, 2005, as amended and/or implemented by the Notice on Implementation Rule on Circular 75 issued by SAFE on May 29, 2007, or any successor rule or regulation under PRC law.

“Content” means text, images, video, audio (including, without limitation, sound and music used in time relation with text, images or video), and other data, products, services, advertisements, promotions, links, pointers, technology, functions and software.

“Contract” means any contract (written or oral), undertaking, commitment, arrangement, plan or other legally binding agreement or understanding.

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.

“Convertible Notes” means (i) the Promissory Note dated April 3, 2010 and issued to Crescent Peak II Limited by the Company, (ii) the Promissory Note dated April 3, 2010 and issued to GC Entrepreneurs Fund IV, L.P. by the Company, (iii) the Promissory Note dated April 3, 2010 and issued to General Catalyst Group IV, L.P. by the Company, (ii) the Promissory Note dated April 3 and issued to GGV II Delaware L.L.C. by the Company, (i) the Promissory Note dated April 3, 2010 and issued to IDG Technology Venture Investment IV, L.P. by the Company, (ii) the Promissory Note dated April 3 and issued to Venrock Associates V, L.P. by the Company, (i) the Promissory Note dated April 3, 2010 and issued to Venrock Partners V, L.P. by the Company, (ii) the Promissory Note dated April 3 and issued to Venrock Entrepreneurs Fund V, L.P. by the Company.

“Convertible Loan” means the senior convertible loan in the aggregate principal amount of up to US$15,000,000 made available to the Company by the Lenders pursuant to the terms and conditions of the Convertible Loan Agreement.

“Convertible Loan Agreement” means the senior convertible loan agreement entered into by and between the Company and each of the Lenders therein on March 5, 2010.

“Co-sale Agreement” means the Fourth Amended and Restated Right of First Refusal and Co-sale Agreement attached hereto as Exhibit A.

“Designated Persons” means the persons who has access to the confidential information and/or the Intellectual Property of the Group Companies, as listed in Schedule E-2.

“Disclosure Schedule” means the Disclosure Schedule attached to this Agreement as Schedule F, dated as of the date hereof and the Closing Date, delivered by the Warrantors to the Series E Investors at the date hereof and the Closing Date in connection with this Agreement, provided that the Disclosure Schedule shall not be revised or amended by the Warrantors without the prior consent of Sennett Investments.

“Encumbrance” means any security interest, adverse interest, pre-emption right, option, easement, restriction, pledge, charge, debenture, hypothecation, mortgage, lien or encumbrance, or third party right or claim of any kind other than (in the case of any asset) any licenses of intellectual property.

“Government Official” means (a) any employee or official of any government authority, including any employee or official of any entity owned or controlled by a government authority, (b) any employee or official of a political party, (c) any candidate for political office or his employee or associate, (d) any employee or official of an international organization, or (e) any person who acts in an official capacity for or on behalf of any of the foregoing. For the avoidance of doubt, the term Government Official shall include any employee or official of a media, telecommunications or internet company, entity, firm or institution owned or controlled by a government authority.

“Hong Kong” means the Hong Kong Special Administrative Region of the PRC.

“ICP Company” means Quan Toodou Network Science and Technology Co., Limited , a limited liability company incorporated under the laws of the PRC.

“Intellectual Property” means any and all (a) patents, all patent rights and all applications therefor and all reissues, reexaminations, continuations, continuations-in-part, divisions, and patent term extensions thereof, (b) inventions (whether patentable or not), discoveries, improvements, concepts, innovations and industrial models, (c) registered and unregistered copyrights, copyright registrations and applications, author’s rights and works of authorship (including artwork of any kind and software of all types in whatever medium, inclusive of computer programs, source code, object code and executable code, and related documentation), (d) URLs, web sites, web pages and any part thereof, (e) technical information, know-how, trade secrets, drawings, designs, design protocols, specifications for parts and devices, quality assurance and control procedures, design tools, manuals, research data concerning historic and current research and development efforts, including the results of successful and unsuccessful designs, databases and proprietary data, (f) proprietary processes, technology, engineering, formulae, algorithms and operational procedures, (g) trade names, trade dress, trademarks, domain names, and service marks, and registrations and applications therefor, (h) the goodwill of the business symbolized or represented by the foregoing, customer lists and other proprietary information and common-law rights, and (i) any other intellectual property or proprietary rights owned by, licensed to or used in the Business of, any Group Company.

“Key Employees” means the persons listed on Schedule E-1 hereto, and “Key Employee” means any one of them.

“Knowledge” including the phrase “to the best Knowledge of the Warrantors” means the actual knowledge of the Warrantors, as to the Group Companies, the actual knowledge of the Chief Executive Officer and Chief Finance Officer of the Company, after commercially reasonable enquiry, including facts of the Company and/or such Warrantor(s), as the case may be, in the commercially reasonable and prudent exercise of their duties, should be aware.

“Lenders” has the meaning ascribed to it under the Convertible Loan Agreement.

“Material Adverse Effect” means any circumstance, change, development, event, condition, occurrence, effect or state of facts that, individually or in the aggregate, is or would reasonably be expected to be materially adverse to the business, condition (financial or otherwise), assets (including intangible assets), properties, prospects, liabilities, rights, obligations or results of operations of the Company and other Group Companies, taken as a whole.

“Material Permits” mean all material consents, approvals, orders, authorizations or registrations, qualifications, designations, declarations or filings with any governmental authority on the part of each Warrantor required in respect of the establishment and operations of each Group Company or in connection with the consummation of the transactions contemplated hereunder, including but not limited to, the licenses, permits and/or approvals from the SARFT, the MII and the Ministry of Culture of the PRC.

“Ordinary Shares” means the ordinary shares of the Company, with par value US$0.001 each share, in the share capital of the Company.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

“PRC” means the People’s Republic of China but solely for purposes of this Agreement and the other Transaction Agreements, does not include Hong Kong, the Special Administrative Region of Macau and the territory of Taiwan.

“PRC Agreements” shall mean collectively, the agreements, contracts and instruments which enable the Company to control and consolidate with its financial statements the PRC Companies (other than the WFOE), including but not limited to, the Equity Pledge Agreement, the Exclusive Equity Purchase Rights Agreement, the Exclusive Consultancy and Services Agreement, the Shareholders Voting Proxy Agreement and the Loan Agreement, attached hereto as Exhibit H.

“PRC GAAP” means generally accepted accounting principles and practices in effect from time to time in the PRC applied consistently throughout the periods involved.

“PRC Resident” has the meaning as set forth in Circular 75.

“Preferred Shares” means the preferred shares of the Company, with par value US$0.001 each share, in the share capital of the Company, with rights attached to such share as are set out in the M&AA of the Company.

“Purchased Shares” means that number of Series E Preferred Shares set out in the second column of Schedule A, which to be sold and issued by the Company to the Series E Investors pursuant to the terms and conditions of this Agreement.

“RMB” means Renminbi, the lawful currency of the People’s Republic of China.

“SARFT” means the PRC State Administration of Radio, Film and Television .

“SARFT Permit” means the Permit for Transmission of Audio-Visual Programs via Internet issued by the SARFT.

“Sennett Investments” means Sennett Investments (Mauritius) Pte Ltd.

“Sennett Director” means the one (1) director of the Company elected by Sennett Investments pursuant to the Company’s memorandum of association.

“Series E Preferred Shares” means the series E preferred shares of the Company, with par value US$0.001 each share, in the share capital of the Company, with rights attached to such share as are set out in the M&AA of the Company.

“Series E Warrant” means the warrant to be issued to Sennett Investments by the Company pursuant to which Sennett Investments shall have the right to purchase from the Company certain number of Series E Preferred Shares for an aggregate amount of US$17,500,000, the form of which is attached hereto as Exhibit I.

“Transaction Agreements” means this Agreement, the Shareholders Agreement (as defined in Section 2.1), the Co-sale Agreement, the Voting Agreement, the Amended M&AA (as defined in Section 2.1), the Indemnification Agreement and the Series E Warrant.

“US$” or “$” means the lawful currency of the United States of America.

“U.S. GAAP” means United States generally accepted accounting principles and practices in effect from time to time applied consistently throughout the periods involved.

“Voting Agreement” means the Fourth Amended and Restated Voting Agreement attached hereto as Exhibit B.

“WFOE” means Reshuffle Technology (Shanghai) Co., Limited , a limited liability company incorporated under the laws of the PRC.

1.2 Definitions. The following terms have the meanings set forth in the Sections set forth below:

Term	Location
Act	Section 3.11
Action	Section 3.10
Agreement	Preamble
Amended M&AA	Section 2.1
Arbitration Rules	Section 8.14
Balance Sheet Date	Section 3.15
Benefit Plan	Section 3.25
Closing	Section 2.3
Closing Date	Section 2.3
Company	Recitals
Constitutional Documents	Section 3.12
ESOP	Section 3.2(b)
Financial Statements	Section 3.15
Founder or Founders	Preamble
Group Companies or Group Company	Preamble
Group Company Contracts	Section 3.12
Indemnification Agreement	Section 2.4(a)
Initial Trademarks Proposal	Section 5.11(a)
Material Contract	Section 3.9
MII	Section 3.11
Purchase Price	Section 2.2(b)
PRC Companies or PRC Company	Preamble
PRC Entity	Sections 5.5
Prohibited Payment	Section 3.21
SAIC	Section 3.1
SAFE	Section 1.1
Series E Documents	Section 3.4
Series E Investors	Recitals
Shareholders’ Agreement	Section 2.1
Termination Agreement	Section 6.7(e)
Warrantor or Warrantors	Section 3

1.3 Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

(b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(f) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(g) references to a Person are also to its successors and permitted assigns; and

(h) the use of “or” is not intended to be exclusive unless expressly indicated otherwise.

2. SALE AND PURCHASE; CLOSING

2.1 Authorization. As of the Closing (as defined below), the Company will have authorized the issuance, pursuant to the terms and conditions of this Agreement, of a total of 18,461,767 Series E Preferred Shares having the rights, preferences, privileges and restrictions as set forth in the Seventh Amended and Restated Memorandum and Articles of Association of the Company attached hereto as Exhibit C (the “Amended M&AA”) and the Fifth Amended and Restated Shareholders’ Agreement attached hereto as Exhibit D (the “Shareholders’ Agreement”), or their successors or replacements.

2.2 Agreement to Purchase and Sell. (a) Subject to the terms and conditions hereof, at the Closing, the Company agrees to issue and sell to each Series E Investor that number of Series E Preferred Shares set out opposite each Series E Investor’s name in the second column of Schedule A, at a price of US$2.7083 per share (the “Purchase Price”);

(b) Each Series E Investor (other than Sennett Investments) hereby agrees, severally but not jointly, to subscribe for and purchase from the Company, that number of Series E Preferred Shares set out opposite such Series E Investor’s name in the second column of Schedule A, at the Purchase Price per share. Each such Series E Investor shall pay the aggregate purchase price as set out opposite each such Series E Investor’s name in the fifth column of Schedule A (i) by converting all the outstanding Drawdown Amount (as defined in the Convertible Loan Agreement) and the interests accrued thereon in the amount as set out opposite each such Series E Investor’s name in the third column of Schedule A hereto, and (ii) by wire transfer of the remaining purchase price as set out opposite each such Series E Investor’s name in the fourth column of Schedule A hereto; and

(c) Sennett Investments hereby agrees to subscribe for and purchase from the Company, that number of Series E Preferred Shares set out opposite its name in the second column of Schedule A at the Purchase Price per share. The aggregate consideration for the subscription for and purchase of the Series E Preferred Shares by Sennett Investments shall be US$35,000,000.

2.3 Closings. The consummation of the purchase and sale of the Purchased Shares shall be held at the offices of Global Law Office at 15th floor, Tower 1, China Central Place, No. 81 Jianguo Road, Beijing, the PRC on a date no later than five (5) Business Days after the fulfilment or waiver of the conditions to the Closing as set forth in Section 6 and Section 7, or at such other place and time as the Company and Sennett Investments may mutually agree upon (the “Closing,” and the date of the Closing, the “Closing Date”).

2.4 Closing Deliverables. (a) At the Closing, the Company shall deliver or cause to be delivered the following items to the Series E Investors, against payment by the Series E Investors of the aggregate Purchase Price:

(i) a copy of the Company’s register of members, certified by the Company’s registered agent as true and complete as of the Closing Date, updated to show the Series E Investors as the holders of the number of the Purchased Shares to be purchased at the Closing;

(ii) a copy of the Company’s register of directors, certified by the Company’s registered agent as true and complete as of the Closing Date, updated to show the directors appointed by the Series E Investors in accordance with the Voting Agreement and the Amended M&AA;

(iii) a duly issued share certificate representing the Purchased Shares purchased by each Series E Investor pursuant to Section 2.2;

(iv) a compliance certificate dated as of the Closing Date signed by the Chief Executive Officer of the Company and each Founder certifying that all the conditions specified in Section 6 have been fulfilled;

(v) executed counterparts of each Transaction Agreement to which any of the Group Company or any Key Holder is a party;

(vi) certified copies of the directors’ resolutions and/or shareholders’ resolutions of the Company and other Group Companies, where appropriate, approving, among other things, (A) the issuance and sale of the Purchased Shares to the Series E Investors, (B) the issue of new share certificates in respect of the Purchased Shares to the Series E Investors, (C) the execution of the Transaction Agreements to which such Group Company is a party, (D) the issue of the Series E Warrant to Sennett Investments, and (E) the re-composition of the Board;

(vii) the Amended M&AA shall have been adopted and filed by the Company with, and registered by, the British Virgin Islands Registry of Corporate Affairs;

(viii) a certificate signed by the Chief Executive Officer of the Company and each Founder attaching (A) the certified Amended M&AA, (B) copies of resolutions approved by the shareholders and the Board of the Company in connection with the transactions contemplated hereby, and (C) a certificate of incumbency of the Company;

(ix) a certificate of good standing of the Company issued by the Registry of Corporate Affairs of the British Virgin Islands dated no earlier than ten (10) Business Days prior to the Closing Date.

(x) the BVI Legal Opinion dated as of the Closing Date, in substantially the form attached hereto as Exhibit E;

(xi) the PRC Legal Opinion dated as of the Closing Date, in substantially the form attached hereto as Exhibit F;

(xii) a director indemnification agreement executed by the Company and the director appointed by the Series E Investors to the Board, in substantially the form attached hereto as Exhibit G (the “Indemnification Agreement”); and

(xiii) the Series E Warrant executed by the Company, substantially in the form attached hereto as Exhibit I.

(b) At the Closing, each of the Series E Investors shall, severally but not jointly, deliver or cause to be delivered:

(i) all Convertible Notes issued to such Series E Investor (other than Sennett Investments) by the Company for cancellation pursuant to the terms thereof;

(ii) the cash portion of the aggregate purchase price amount set forth opposite its name in the fourth column of Schedule A hereto, subject to the deduction provided under Section 8.15 in the case of Sennett Investments, by wire transfer of immediately available funds to a bank account (the “Closing Account”) in the Company’s name, the details of which shall be provided by the Company to the Series E Investors at least two (2) Business Days prior to the Closing Date; and

(iii) executed counterparts of each Transaction Agreement to which such Series E Investor is a party.

3. REPRESENTATIONS AND WARRANTIES OF THE GROUP COMPANIES AND THE KEY HOLDERS

Each Group Company and each Key Holder (the “Warrantors” and each a “Warrantor”), hereby jointly and severally represent and warrant to the Series E Investors, except as set forth in the Disclosure Schedule (which shall be updated and delivered by the Warrantors to the Series E Investors at the Closing Date in connection with the Closing and shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in Schedule D to which the disclosure relates. However, any disclosure in the Disclosure Schedules shall apply to such other representation and warranty to which the relevance of such item is reasonably apparent, and shall not be limited in any way to a specific representation and warranty to which it refers.), as of the date hereof and the Closing Date hereunder (or, if such representations and warranties are made with respect to a certain date, as of such date), as follows:

3.1 Organization, Good Standing and Qualification. Each Group Company is a corporation or business company duly organized or incorporated, validly existing and in good standing (or equivalent status in the relevant jurisdiction) under, and by virtue of, the laws of the jurisdiction of its incorporation or establishment and has all requisite corporate power and authority necessary to own, lease and operate its properties and assets and to carry on its Business as presently conducted or as presently proposed to be conducted, and to perform each of its obligations hereunder and under any agreement contemplated hereunder to which it is a party. Each Group Company is duly qualified to do business and is in good standing (or equivalent status in the relevant jurisdiction) in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect. All filings and registrations with the PRC authorities required in respect of each Group Company and their operations, including but not limited to the registrations with the Ministry of Commerce, the State Administration of Industry and Commerce (the “SAIC”), the SAFE or their relevant local authorities, tax bureau, customs and other authorities, have been duly completed in all material respects in accordance with the relevant rules and regulations. Section 3.1 of the Disclosure Schedule sets forth (a) a list of all jurisdictions throughout the world in which each Group Company is authorized or qualified to do business as a foreign corporation, (b) a list of the locations of all sales offices, manufacturing facilities, and any other offices or facilities of each Group Company, (c) a list of all jurisdictions in which any Group Company maintains any employees or independent contractors and (d) a list of all of the officers and directors of each Group Company as well as any other person having authority to enter into contracts on behalf of such Group Company or disperse the bank accounts of such Group Company.

3.2 Capitalization. Immediately prior to the Closing, the authorized shares of the Company consist of the following:

(a) Preferred Shares. A total of 71,248,024 Preferred Shares of the Company, of which:

(i) 6,000,000 shares are designated as Series A Preferred Shares, all of which are issued and outstanding;

(ii) 11,333,340 shares are designated as Series B Preferred Shares, all of which are issued and outstanding;

(iii) 13,781,800 shares are designated as Series C Preferred Shares, all of which are issued and outstanding;

(iv) 21,671,117 shares are designated as Series D Preferred Shares, all of which are issued and outstanding; and

(v) 18,461,767 shares are authorized and designated as Series E Preferred Shares, none of which is issued and outstanding.

(b) Ordinary Shares. A total of 94,154,802 authorized Ordinary Shares, of which 12,000,000 Ordinary Shares have been duly authorized, are fully paid and non assessable and were issued in compliance with all applicable laws. The Company has reserved 82,154,802 Ordinary Shares of which:

(i) 6,000,000 shares have been reserved for issuance upon conversion of the Series A Preferred Shares;

(ii) 10,000,000 shares have been reserved for issuance upon conversion of the Series B Preferred Shares;

(iii) 13,781,800 shares have been reserved for issuance upon conversion of the Series C Preferred Shares;

(iv) 21,671,117 shares have been reserved for issuance upon conversion of the Series D Preferred Shares;

(v) 18,461,767 shares have been reserved for issuance upon conversion of the Series E Preferred Shares;

(vi) 12,240,118 shares have been reserved for issuance upon the exercise of Company’s employee stock ownership plan (the “ESOP”).

(c) Options, Warrants, Reserved Shares. Except as disclosed in Section 3.2(c) of the Disclosure Schedule, there are no options, warrants, conversion privileges or other rights, or agreements with respect to the issuance thereof, presently outstanding to purchase any of the shares of the Company. Apart from the exceptions noted in this Section 3.2 and the Transaction Agreements, no shares (including the Ordinary Shares and Preferred Shares) of the Company’s outstanding share capital, or shares issuable upon exercise or exchange of any outstanding options or other shares issuable by the Company, are subject to any pre-emptive rights, rights of first refusal or other rights to purchase such shares (whether in favor of the Company or any other person).

(d) Outstanding Security Holders. A complete and current list of all outstanding shareholders, option holders and other security holders of the Company as of the Closing Date is set forth in Section 3.2(d) of the Disclosure Schedule, indicating the type and number of shares, options or other securities held by each such shareholder, option holder or other security holder.

(e) Section 3.2(e) of the Disclosure Schedule completely and accurately lists all those who are the record and beneficial holders of Ordinary Shares, share options, warrants and the respective numbers of Ordinary Shares, share options and warrants held immediately prior to the Closing.

(f) The registered capital of each of the Group Companies other than the Company is set forth opposite their respective names on Section 3.2(f) of the Disclosure Schedule. Except as disclosed in the Disclosure Schedule, the registered capital of each of the Group Companies other than the Company is fully paid on the date hereof.

(g) There are no outstanding options, warrants, rights (including conversion or pre-emptive rights and rights of first refusal), subscriptions, or other rights, proxy or shareholders agreements or contracts of any kind, either directly or indirectly, entitling the holder thereof to purchase or otherwise acquire or to compel any of the Group Companies other than the Company to increase or decrease its registered capital.

(h) Except for the agreements listed in Section 3.2(h) of the Disclosure Schedule, there is no agreement between the Key Holder, the Company and any other Person with respect to the ownership or control of any of the Group Companies.

(i) Schedule H sets forth the respective capitalization table of the Company immediately prior to and following the Closing.

3.3 Subsidiaries Except for the PRC Companies, the Company does not presently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity.

(b) Section 3.3(b) of the Disclosure Schedule sets forth (i) a complete list of all equity interest holders of each of the PRC Companies, indicating the percentage of equity interests held by each of the holders, (ii) a complete list of addresses of all offices and branches maintained by each of the PRC Companies, and (iii) a complete description of business scope of each of the PRC Companies.

3.4 Due Authorization. All corporate actions on the part of each Group Company and, as applicable, their respective officers, directors and shareholders necessary for the authorization, execution and delivery of, and the performance of all obligations of such Group Company under the Transaction Agreements and any other agreements to which it is a party and the execution of which is contemplated hereunder (collectively, the “Series E Documents”), and the authorization, issuance, reservation for issuance and delivery of all of the Purchased Shares being sold under this Agreement and the Ordinary Shares issuable upon conversion of such Purchased Shares has been taken or will be taken prior to the Closing. Each of the Series E Documents, when executed and delivered, will constitute valid and binding obligations of each party thereto, to the extent they are parties to such agreements, enforceable in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles.

3.5 Valid Issuance of Purchased Shares The Purchased Shares, when issued, sold and delivered in accordance with the terms of this Agreement, will be duly and validly issued, free and clear of any Encumbrance, fully paid and non-assessable.

(b) All of the outstanding shares of the Company have been duly and validly issued, fully paid and non-assessable.

3.6 Liabilities. There are no liabilities of any Group Company other than liabilities (a) reflected or reserved against in the Financial Statements, or (b) incurred after the Balance Sheet Date in the ordinary course of business of the Group Companies consistent with their past practices or which have not had, and would not reasonably be expected to have, a Material Adverse Effect.

3.7 Title to Properties and Assets. Each Group Company has good and marketable title to all its properties and assets that is material to the Business, free and clear of any Encumbrance. With respect to the property and assets it leases, each Group Company is in compliance with such leases and, such Group Company holds valid leasehold interests in such assets, free and clear of any Encumbrance other than the lessors of such property and assets. To the best Knowledge of Warrantors, all properties and assets owned by each Group Company are in a good state of repair and in good working condition other than any normal wear and tear. None of the assets of any Group Company is a state-owned asset, and inasmuch, none of the assets of any Group Company is required by applicable law to undergo any form of valuation procedure prior to the consummation of the transactions contemplated by the Transaction Agreements.

3.8 Status of Intellectual Property. (a) Each Group Company owns or possesses sufficient legal rights to use all the Intellectual Property necessary for its Business and, to the best Knowledge of the Warrantors, without any conflict with or infringement of the rights of others. Section 3.8 of the Disclosure Schedule contains a complete list of all patents and patent applications, registered trademarks and trademark registration applications, domain names, registered copyrights, and registered designs (in the Europe Union or other territories permitting design registration), that are owned by the Group Companies. None of the Group Companies’ Intellectual Property is developed by the Group Companies by using the funds and resources from any governmental or regulatory authority. There are no outstanding options, licenses, claims, shared ownership interests or agreements of any kind granted by any Group Company relating to any of its Intellectual Property, nor is any Group Company bound by or a party to any options, licenses or agreements of any kind with respect to the Intellectual Property of any other person or entity, except as disclosed in writing to the Series E Investors or their respective counsels and except, in either case, for standard end-user agreements with respect to commercially readily available intellectual property such as “off the shelf” computer software. Each Group Company has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with the Business of such Group Company. None of the Intellectual Property owned by the Group Companies is subject to any outstanding judgment, injunction, writ, award, decree or order of any nature, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand, to the best Knowledge of the Warrantors, is pending or threatened, which challenges the validity, enforceability, use or ownership of the Intellectual Property owned by the Group Companies.

(b) No product or service marketed or sold by any Group Company nor any Business conducted by any Group Company, to the best Knowledge of the Warrantors, violates or will violate any license or infringes or will infringe any Intellectual Property of any other Person, nor is there any reasonable basis therefore. None of the Group Companies has received any written communications alleging that any Group Company has violated or, by conducting its Business, would violate any of the Intellectual Property of any other Person. To the best Knowledge of each Warrantor, no third party is violating or infringing any Group Company’s Intellectual Property.

(c) To the best Knowledge of each Warrantor, none of the officers, employees or consultants of any Group Company is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his, her or its best efforts to promote the interests of such Group Company or that would conflict with the Business of such Group Company or that would prevent such officers, employees or consultants from assigning to such Group Company inventions conceived or reduced to practice in connection with services rendered to such Group Company. Neither the execution nor delivery of this Agreement, the Shareholders’ Agreement and any other Series E Documents, nor the carrying on of the Business of any Group Company by its employees, nor the conduct of the Business of any Group Company, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated. Each Group Company does not believe it is or will be necessary to utilize any inventions of any of its employees (or people it currently intends to hire) made prior to or outside the scope of their employment by such Group Company.

(d) Each Group Company has executed a legally binding written agreement with third parties with whom such Group Company believes it has shared confidential information of the Group Company, and those agreements require such third parties to keep such information confidential, subject to standard exclusions, exceptions and carveouts.

(e) The Group Companies have taken commercially reasonable measures to protect the Intellectual Property of the Group Companies.

(f) Except as set forth in Section 3.8 of the Disclosure Schedule, no Public Software (as defined below) forms part of the any product or service provided by any the Group Company (“GC Product or Service”) and no Public Software was or is used in connection with the development of any GC Product or Service or is incorporated into, in whole or in part, or has been distributed with, in whole or in part, any GC Product or Service. As used in this Section 3.8, “Public Software” means any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software (as defined by the Free Software Foundation), open source software (e.g., Linux or software distributed under any license approved by the Open Source Initiative as set forth www.opensource.org) or similar licensing or distribution models which require the distribution or making available of source code as well as object code of the software to licensees without charge (except for the cost of the medium) and the right of the licensee to modify the software and redistribute both the modified and unmodified versions of the software, including software licensed or distributed under any of the following licenses: (i) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (ii) the Artistic License (e.g., PERL); (iii) the Mozilla Public License; (iv) the Netscape Public License; (v) the BSD License; or (vi) the Apache License.

3.9 Material Contracts and Obligations. (a) All agreements, contracts, leases, licenses, instruments, commitments (oral or written), indebtedness, liabilities and other obligations to which each Group Company is a party or by which it or any of its assets is bound that (i) are material to the conduct and operations of its Business and properties, (ii) involve any of the officers, consultants, directors, employees or shareholders of the Group Company, on the one hand, and any Group Company, on the other hand other than employment contracts with employees; or (iii) obligate such Group Company to share, license or develop any product or technology are listed in Section 3.9 of the Disclosure Schedule and have been made available for inspection by the Series E Investors and their counsel (“Material Contracts”). For purposes of this Section 3.9, “material” shall mean (i) having an aggregate value, cost or amount, or imposing liability or contingent liability on any Group Company, in excess of US$3,000,000 or that extend for more than one year beyond the date of this Agreement, (ii) containing exclusivity, non-competition, or similar clauses that impair, restrict or impose conditions on any Group Company’s right to offer or sell products or services in specified areas, during specified periods, or otherwise, (iii) not in the ordinary course of business, (iv) transferring or licensing any Intellectual Property to or from any Group Company (other than licenses granted in the ordinary course of business or licenses from commercially readily available “off the shelf” computer software), (v) with a governmental or regulatory authority, (vi) granting a power of attorney, agency or similar authority, (vii) relating to indebtedness for money borrowed, providing for an extension of credit, indemnification or any guaranty or other agreement to maintain any financial condition of another Person, or (viii) being otherwise material to any Group Company or being an agreement on which any Group Company is substantially dependent.

(b) Except as disclosed in the Disclosure Schedule, each Material Contract is a valid and binding agreement of the Group Company that is a party thereto, the performance of which does not and will not violate any applicable law or order, and is in full force and effect. Except as disclosed in the Disclosure Schedule, each Group Company has either fully performed all of its obligations under or terminated without liability or is performing and in compliance with, each of the Material Contracts in all material aspects, and each counterparty to each Material Contract, to the best Knowledge of each Warrantor, is not in default with respect thereto. Except as disclosed in the Disclosure Schedule, none of the Group Companies has been, or has received any notice or has any Knowledge that any other party is, in breach of, or default under, any Material Contract to which it is a party, and to the Knowledge of each Warrantor, there has not occurred any event that with the lapse of time or the giving of notice or both would reasonably be expected to constitute such a default or would give another party the right to terminate or amend the terms of any Material Contract.

(c) None of the Group Companies has (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred any indebtedness for money borrowed or incurred any other liabilities individually in excess of US$200,000, (iii) made any loans or advances to any Person, other than ordinary advances for travel expenses, or (iv) sold, exchanged or otherwise disposed of its substantial assets or rights, other than the sale of its inventory or the licensing of its products in the ordinary course of business.

(d) None of the Group Companies is a guarantor or indemnitor of any indebtedness of any other Person.

(e) Save as disclosed in Section 3.9 (e) of the Disclosure Schedule, none of the Group Companies has engaged in the past three months in any legal negotiation with any representative of any corporation, partnership, trust, joint venture, limited liability company, association or other entity, or any individual, regarding (i) a sale of all or substantially all of the Group Company’s assets, (ii) any merger, consolidation or other business combination transaction of the Group Company into another corporation, entity or person, other than a transaction in which the holders of at least a majority of the shares of voting capital shares of the Group Company outstanding immediately prior to such transaction continue to hold (either by such shares remaining outstanding or by their being converted into shares of voting capital shares of the surviving entity) a majority of the total voting power represented by the shares of voting capital shares of the Group Company (or the surviving entity) outstanding immediately after such transaction, or (iii) the direct or indirect acquisition (including by way of a tender or exchange offer) by any person, or persons acting as a group, of beneficial ownership or a right to acquire beneficial ownership of shares representing a majority of the voting power of the then outstanding shares of capital shares of the Group Company.

3.10 Litigation. Section 3.10 of the Disclosure Schedule lists all (i) the litigation or arbitration, and (ii) the fine, order, writ, injunction, decree, administrative penalty (including but not limited to the suspension or revocation of the business license or any Material Permit of any Group Company) issued or imposed by the MII, the SARFT or the Ministry of Culture of the PRC, which are pending (or, to the best Knowledge of each Warrantor, currently threatened) against any of the Group Companies, any Group Company’s activities, properties or assets or, to the best Knowledge of each Warrantor, against any officer, director or employee of each Group Company in connection with such officer’s, director’s or employee’s relationship with, or actions taken on behalf of such Group Company. There is no action, suit, proceeding, fine, order, writ, injunction, decree, administrative penalty (including but not limited to the suspension or revocation of the business license or any Material Permit of any Group Company), claim, arbitration or investigation (“Action”), which is material, pending (or, to the best Knowledge of each Warrantor, currently threatened) against any of the Group Companies, any Group Company’s activities, properties or assets or, to the best Knowledge of each Warrantor, against any officer, director or employee of each Group Company in connection with such officer’s, director’s or employee’s relationship with, or actions taken on behalf of such Group Company. To the best Knowledge of each Warrantor, there is no factual or legal basis for any such Action that is likely to result, individually or in the aggregate, in any Material Adverse Effect on any Group Company. By way of example, but not by way of limitation, there are no material Actions pending against any of the Group Companies or, to the Knowledge of each Warrantor, threatened against any of the Group Companies, relating to (i) the Business of any Group Company; and/or (ii) the use by any employee of any Group Company of any information, technology or techniques allegedly proprietary to any of their former employers, clients or other parties. No Group Company is a party to or subject to the provisions of any order, writ, injunction, judgment, penalty (monetary or otherwise) or decree of any court or government agency or instrumentality and there is no Action by any Group Company currently pending or which it intends to initiate.

3.11 Compliance with Laws; Governmental Consents. (a) None of the Group Companies is in material violation of any applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct or operation of its Business or the ownership or use of its properties, including but not limited to the Circular Regarding Strengthening Administration on Foreign Investment in Value Added Telecommunication Business issued by the PRC Ministry of Information Industry (“MII”) issued on July 13, 2006. Except as disclosed in Section 3.11(a) of the Disclosure Schedule, none of the Group Companies is not in compliance with any laws or regulations that is material to the Business or relates to the revocation, suspension, withdrawal, termination or modification of, or the imposition of material conditions with respect to, any Material Permits.

(b) Except as set forth in Section 3.11 of the Disclosure Schedule, each Group Company has obtained any and all Material Permits which are required in connection with the consummation of the transactions contemplated hereunder and shall have been obtained prior to and be effective as of the Closing. Each Group Company has all Material Permits necessary for the conduct of its Business, the lack of which could result in a Material Adverse Effect, and such Group Company believes it can obtain, without undue burden or expense, any similar governmental authority for the conduct of its Business. None of the Group Companies is in default in any material respect under any of such franchises, permits, licenses or other similar governmental authority. The Material Permits are, and will remain, in full force and effect for not less than one (1) year after the Closing. The consummation of the transactions contemplated under the Transaction Agreements will not result in the termination or revocation of any of the Material Permits. None of the Group Companies has received any written notice relating to the suspension, revocation or modification of any such Material Permits.

(c) The execution, delivery, and performance of the Series E Documents by each Key Holder and by each Group Company and the consummation of the transactions contemplated hereby or thereby do not and will not (i) result in any violation of, be in conflict with, require a consent under, or constitute a default under, with or without the passage of time or the giving of notice or otherwise, (A) any provision of the business license, memorandum of association or articles of association, as appropriate, or equivalent constitutional documents of any Group Company as in effect at the Closing, (B) any provision of any order to which any Group Company is a party or by which it is bound; (ii) result in any violation of, be in conflict with, require a consent under, or constitute a default under any Material Contract, or any law applicable to any Group Company; (iii) accelerate or constitute an event entitling the holder of any indebtedness of any Group Company to accelerate the maturity of any such indebtedness or to increase the rate of interest presently in effect with respect to such indebtedness; (iv) cause any Group Company to be in default of its obligations under any indebtedness agreement; or (v) result in the creation of any Encumbrance upon any of the properties or assets of any Group Company, except, in the case of sub-clauses (ii), (iii), (iv) and (v), as (x) would not materially and adversely affect the ability of the Key Holders and Group Companies, as the case may be, to carry out their obligations under, and to consummate the transactions contemplated by, this Agreement and other Transaction Agreements and (y) would not otherwise have a Material Adverse Effect.

(d) The offer, sale and issuance of the Purchased Shares in conformity with the terms of this Agreement are exempt from the registration and prospectus delivery requirements of the U.S. Securities Act of 1933, as amended (the “Act”). None of the Group Companies has received any notice or other written communication from any governmental or regulatory authority regarding (i) any actual, alleged, possible, or potential violation of, or failure to comply with, any law or order or (ii) any actual, alleged, possible, or potential obligation on the part of such Group Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

3.12 Compliance with Other Instruments and Agreements. Each Group Company is not in, nor shall the conduct of its Business result in, any violation, breach or default of any term of its constitutional documents of the respective Group Company which may include, as applicable, memoranda and articles of association, by-laws, joint venture contracts for the PRC Companies and the like (the “Constitutional Documents”), or in any material respect of any term or provision of any mortgage, indenture, contract, agreement or instrument to which the Group Company is a party or by which it may be bound, (the “Group Company Contracts”) or of any provision of any judgment, decree, order, statute, rule or regulation applicable to or binding upon the Group Company. The execution, delivery and performance of and compliance with any of the Series E Documents and the consummation of the transactions contemplated hereby and thereby will not result in any such violation, breach or default, or be in conflict with or constitute, with or without the passage of time or the giving of notice or both, either a default under any Group Company’s Constitutional Documents or any Group Company Contract, or, to the best Knowledge of each Warrantor, a violation of any statutes, laws, regulations or orders, or an event which results in the creation of any lien, charge or encumbrance upon any asset of any Group Company.

3.13 Disclosure. Each Warrantor has fully provided the Series E Investors with all the information that the Series E Investors have reasonably requested for deciding whether to purchase the Purchased Shares and all the information that such Warrantor believes is reasonably necessary to enable the Series E Investors to make such decision. No representation or warranty by any Warrantor in this Agreement and no information or materials provided by any Warrantor to the Series E Investors in connection with their due diligence investigation of any Group Company or the negotiation and execution of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading.

3.14 Registration Rights and Voting Rights. Except as provided in the Shareholders’ Agreement and the other Transaction Agreements, the Company has not granted or agreed to grant any person or entity any registration rights (including piggyback registration rights), nor is the Company obliged to list any of its shares on any securities exchange. Except as contemplated in the Transaction Agreements, no voting or similar agreements exist related to the share capital of any Group Company which are presently outstanding or that may hereafter be issued.

3.15 Financial Statements. The Company has delivered to the Series E Investors (a) the unaudited consolidated financial statements (including balance sheet, profit and loss statement and cash flow statement) prepared in accordance with PRC GAAP for the fiscal year ended December 31, 2009 (the “Balance Sheet Date”), (b) the audited balance sheets, profit and loss accounts and cash flow statements of the WFOE for the fiscal year ended December 31, 2009, prepared in accordance with PRC GAAP; and (c) the management accounts of each of the PRC Companies as of the Balance Sheet Date and as of May 31, 2010 (the foregoing financial statement(s) and any notes thereto in (i) and (ii) above are hereinafter referred to as the “Financial Statements”). Such Financial Statements are prepared in accordance with the books and records of the Group Companies; and are true, correct and complete and in all material aspects present fairly the financial condition of the Company at the date therein indicated and the results of operations for the period therein specified. Except as set forth in the Financial Statements, none of the Group Companies has any material liabilities or obligations, contingent or otherwise. The Company maintains a standard system of accounting established and administered in accordance with U.S. GAAP or other international accounting principles and policies mutually agreeable to the Company and the holders of at least two thirds ( 2/3) of the Preferred Shares then outstanding (on a fully-diluted basis).

3.16 Activities since Balance Sheet Date. Since the Balance Sheet Date, except for the Convertible Loan Agreement and any changes related thereto and except as disclosed in the Disclosure Schedule, with respect to any Group Company, there has not been:

(a) any change in the assets, liabilities, financial condition or operating results of such Group Company from that reflected in the Financial Statements, or any event, occurrence, fact, development or effect that, individually or in the aggregate, has or could become or result in a Material Adverse Effect;

(b) any material change in the contingent obligations of such Group Company by way of guarantee, endorsement, indemnity, warranty or otherwise;

(c) any waiver or compromise by such Group Company of a valuable right or of a material debt owed to it;

(d) any material change or amendment to a Contract or arrangement by which such Group Company or any of its assets or properties is bound or subject, except for changes or amendments which are expressly provided for or disclosed in this Agreement;

(e) any material change in any compensation arrangement or agreement with any present or prospective key employee, officer, or director of any Group Company;

(f) any sale, assignment or transfer of any Intellectual Property or any other material assets, tangible or intangible of such Group Company;

(g) any merger or acquisition by or involving any Group Company;

(h) any resignation or termination of any key officers or executives of such Group Company, including without limitation, the Founders;

(i) any mortgage, pledge, transfer of a security interest in, or lien created by such Group Company, with respect to any of its material properties or assets, except liens for taxes not yet due or payable;

(j) any debt, obligation, or liability incurred, assumed or guaranteed by such Group Company individually in excess of US$200,000 or in excess of US$1,000,000 in the aggregate;

(k) any declaration, setting aside or payment or other distribution in respect of any of such Group Company’s share capital, or any direct or indirect redemption, purchase or other acquisition of any of such share capital by such Group Company;

(l) any failure to conduct business in the ordinary course and consistent with such Group Company’s past practices;

(m) receipt of notice that there has been a loss of, or material order cancellation by, any major customer of any Group Company;

(n) any transactions with (i) any Founder, (ii) any director, officer or employee of such Group Company, or any members of their immediate families, or any entity controlled by any of such individuals, other than the transactions contemplated under the existing employment agreements;

(o) any damage, destruction or loss, whether or not covered by insurance, that would reasonably be expected to have a Material Adverse Effect;

(p) any other event or condition of any character relating to the Business, other than events or conditions affecting any Group Company’s industry generally or the economy of any jurisdiction where any Group Company is incorporated, that could reasonably be expected to result in a Material Adverse Effect; or

(q) any agreement or commitment by such Group Company to do any of the things described above in this Section 3.16.

3.17 Tax Matters. The provisions for taxes in the respective Financial Statements are sufficient for the payment of all accrued and unpaid applicable taxes of the covered Group Company, whether or not assessed or disputed as of the date of each such balance sheet. There have been no examinations or audits of any tax returns or reports by any applicable governmental agency. Each Group Company has duly filed all tax returns required to have been filed by it and paid all taxes shown to be due on such returns. Each Group Company is not subject to any waivers of applicable statutes of limitations with respect to taxes for any given year or extension of the period for the assessment or collection. Since the Balance Sheet Date, none of the Group Companies has incurred any taxes, assessments or governmental charges other than in the ordinary course of business and each Group Company has made appropriate provisions on its books of account for all taxes, assessments and governmental charges with respect to its Business, properties and operations for such period. To the knowledge of the Warrantors, no deficiencies for any tax have been threatened, claimed, proposed or assessed against any Group Company. No Group Company has received any written notification from any taxing authority regarding any issues that are currently pending before the taxing authority regarding any Group Company, or that have been raised by the taxing authority and not yet finally resolved. To the knowledge of the Warrantors, no tax return of any Group Company has been or is being audited.

3.18 Interested Party Transactions. Except for transactions in the ordinary course of the business of a Group Company and the employment contracts, no Key Holder or any Affiliate of any such Key Holder, officer or director of any of the Group Companies or any Affiliate of any such Person (each, an “Interested Party”) has any agreement, understanding, proposed transaction with, or is indebted to, any Group Company, nor is any Group Company indebted (or committed to make loans or extend or guarantee credit) to any Interested Party (other than for accrued salaries, reimbursable expenses or other standard employee benefits). No Interested Party has any direct or indirect ownership interest in any firm or corporation with which a Group Company is affiliated or with which a Group Company has a business relationship, or any Person that competes with a Group Company, except that any such Interested Party may have record ownership interest in the Company or own shares in publicly traded companies (but no more than 1% of the total outstanding stock of such entity) that may compete with a Group Company. No Affiliate of any Interested Party is directly or indirectly interested in any material Contract with a Group Company. No Interested Party has had, either directly or indirectly, a material interest in: (a) any Person which purchases from or sells, licenses or furnishes to a Group Company any goods, property, intellectual or other property rights or services; or (b) any contract or agreement to which a Group Company is a party or by which it may be bound or affected.

3.19 PRC Agreements. No governmental consent or approval is required regarding the operation of the Business under the PRC Agreements except as expressly provided under the PRC Agreements. All the PRC Agreements, upon due execution by the parties thereto, would be legal, valid and binding on such parties.

3.20 Brokers or Finders. No Group Company has incurred, and none will incur, directly or indirectly, as a result of any action taken by the Company, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any of the transaction contemplated hereby.

3.21 Prohibited Payments. None of any Group Company nor any of their respective officers, employees, directors, representatives, distributors, resellers or agents, has made, offered, promised, authorized or condoned, or shall make, offer, promise, authorize or condone any Prohibited Payment (as defined below) in connection with the activities of the Company or the negotiation, approval or performance of this Agreement. A “Prohibited Payment” means any gift, transfer or payment of any thing of value that is (a) made in violation of the United States Foreign Corrupt Practices Act, anti-corruption laws of the PRC or other applicable laws, (b) made to any Government Official with the intent or purpose of: (i) influencing any act or decision of such Government Official in his official capacity, (ii) inducing such Government Official to do or omit to do any act in violation of the lawful duty of such Government Official, (iii) securing any improper advantage, or (iv) inducing such Government Official to use his influence with a government or instrumentality thereof, political party or international organization to affect or influence any act or decision of such government or instrumentality, political party or international organization, in order to assist the Company or any of the Group Companies in obtaining or retaining business for or with, or directing business to, any Person, or (c) made to any Person while aware of a high probability that all or any portion of such thing of value would be paid, promised, offered or give to any Government Official with the intent or purpose described in subsection (b). Prohibited Payment shall not include any gift, transfer or payment of any thing of value that is expressly permitted by the written laws and regulations of the recipient’s country.

3.22 Corporate Documents. The copy of the minute books of each of the Group Companies provided to the Series E Investors or their special counsel for the transaction contemplated herein contains minutes of all meetings of directors and shareholders and all actions by written consent without a meeting by the directors and shareholders since the date of incorporation and reflects all actions by the directors (and any committee of directors) and shareholders with respect to all transactions referred to in such minutes accurately in all material respects.

3.23 Books and Records. The material files, documents, instruments, papers, electronic files, books and records relating to the business, operations, conditions (financial or otherwise), results of operations, and assets and properties of each Group Company, each as supplied to the Series E Investors, are true, correct, complete and current in all material respects and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls.

3.24 Insurance. Each of the Group Companies has in full force and effect fire and casualty insurance policies.

3.25 Employee Benefit Plan. Except as required by applicable law, including any PRC laws and regulations related to labor protection and labor benefits, and except for the ESOP, none of the Group Companies has any Benefit Plans. For purposes hereof, “Benefit Plan” means any plan, contract or other arrangement, formal or informal, whether oral or written, providing any benefit to any present or former officer, director or employee, or dependent or beneficiary thereof, including any employment agreement or profit sharing, deferred compensation, share option, performance share, employee share purchase, bonus, severance, retirement, health or insurance plan.

3.26 Labour Agreements and Actions. None of the Group Companies is bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labour union, and, to the Warrantors’ Knowledge, no labour union has requested or has sought to represent any of the employees, representatives or agents of any Group Company. To the Warrantors’ Knowledge, there is no strike or other labour dispute involving any Group Company pending or threatened, nor is any Group Company aware of any labour organization activity involving its employees. Each Group Company has complied in all material respects with all applicable employment laws and with other laws related to employment. No employee of any Group Company has been granted the right to continued employment by such Group Company or to any compensation following termination of employment with such Group Company. None of the Group Companies is aware that any officer, employee or group of employees intends to terminate his, her or their employment with any Group Company, nor does any Group Company have a present intention to terminate the employment of any officer, employee or group of employees. None of the Group Companies has made any representations regarding equity incentives to any officer, employees, director or consultant that are inconsistent with the share amounts and terms set forth in such Group Company’s books and records.

3.27 Environmental and Safety Laws. None of the Group Companies is in violation of any applicable statute, law, or regulation relating to the environment or occupational health and safety and no material expenditures are required in order to comply with any such existing statute, law or regulation.

3.28 Manufacturing and Marketing Rights. None of the Group Companies has granted to any other Person rights to manufacture, produce, assemble, license, market, or sell its products and/or services. Each Group Company is not bound by any agreement that affects such Group Company’s right to develop, manufacture, assemble, distribute, market, or sell any of its products and/or services.

3.29 Tracking System The Group Companies have implemented a tracking system, which can identify and classify the Group Companies’ video content into different categories depending on the status of authorization.

3.30 Full Disclosure. No representation or warranty by the Group Companies or the Key Holders contained in this Agreement, (ii) no representation, warranty or statement by the Group Companies or the Key Holders contained in any certificate or schedule furnished at the Closing to the Series E Investors pursuant to this Agreement, and (iii) no other written statement made by the Group Companies or the Key Holders to the Series E Investors in connection with the transactions contemplated hereby contains any untrue statement by the Group Companies of a material fact or omits to state any material fact necessary to make any statement herein or therein not misleading in light of the circumstances in which they were made.

3.31 Disclaimer of the Company. EXCEPT AS SET FORTH IN THIS SECTION 3, NONE OF THE GROUP COMPANIES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES MAKE OR HAVE MADE ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE COMPANY, ANY OF ITS SUBSIDIARIES, THE PURCHASED SHARES OR ANY OF THE ASSETS.

3B. REPRESENTATIONS AND WARRANTIES OF THE FOUNDERS

The Founders jointly and severally represent and warrant to the Series E Investors as of the date of the Closing at which such Series E Investor is purchasing Purchased Shares as follows. Nothing in this Section 3B shall be interpreted to require the Founders to make any representations and warranties as of any date other than the date of Closing.

3B.1 Conflicting Agreements.

Each Founder is not, as a result of the nature of the business conducted or currently proposed to be conducted by any Group Company or for any other reason, in violation of (a) any fiduciary or confidential relationship, (b) any term of any contract or covenant (either with any Group Company or with another entity) relating to employment, patents, assignment of inventions, confidentiality, proprietary information disclosure, non-competition or non-solicitation, or (c) any other contract or agreement, or any judgment, decree or order of any court or administrative agency binding on each Founder and relating to or affecting the right of such Founder to be employed by or serve as a director or consultant to any Group Company. No such relationship, term, contract, agreement, judgment, decree or order conflicts with such Founder’s obligations to use his commercially reasonable efforts to promote the interests of any Group Company nor does the execution and delivery of this Agreement, nor such Founder’s carrying on any Group Company’s business as a director, officer, consultant or Founder of any Group Company, conflict with any such relationship, term, contract, agreement, judgment, decree or order.

3B.2 Litigation. There is no action, suit or proceeding, or governmental inquiry or investigation, pending or threatened against each Founder, and there is no basis for any such action, suit, proceeding, or governmental inquiry or investigation that would result in a Material Adverse Effect.

3B.3 Shareholder Agreements. Except as contemplated by or disclosed in the Transaction Agreements, each Founder is not a party to and has no Knowledge of any agreements, written or oral, relating to the acquisition, disposition, registration under the Act or any equivalent law in another jurisdiction, or voting, of the securities of any Group Company.

3B.4 Prior Legal Matters. Each Founder has not been (a) subject to voluntary or involuntary petition under any bankruptcy or insolvency law or the appointment of a receiver, fiscal agent or similar officer by a court for his business or property; (b) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (c) subject to any order, judgment, or decree (not subsequently reversed, suspended, or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him from engaging, or otherwise imposing limits or conditions on his engagement in any securities, investment advisory, banking, insurance, or other type of business or acting as an officer or director of a public company; or (d) found by a court of competent jurisdiction in a civil action or by any governmental or regulatory authority to have violated any securities, commodities or unfair trade practices law, which such judgment or finding has not been subsequently reversed, suspended, or vacated.

3B.5 Founder’s Intellectual Property Rights. Each Founder has assigned to the Company all Intellectual Property rights owned by such Founder that are related to the Company’s business as now conducted and as presently proposed to be conducted.

4. REPRESENTATIONS AND WARRANTIES OF THE INVESTOR

Each Series E Investor, severally but not jointly, hereby represents and warrants to the Company as follows solely as to itself:

4.1 Authorization. Each Series E Investor has all requisite power, authority and capacity to enter into this Agreement and the Transaction Agreements to which it is a party. This Agreement has been duly authorized, executed and delivered by such Series E Investor. The Transaction Agreements to which it is a party, when executed and delivered by such Series E Investor, will constitute valid and legally binding obligations of such Series E Investor, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles.

4.2 Investment Purpose. The Company and each Series E Investor have engaged in a due diligence process for the transactions contemplated herein, and in connection with that process the Company (and/or any Group Company) has made available to such Series E Investor all the information available to the Company (and/or any Group Company). Assuming the accuracy of such information, such Series E Investor ensures its sophistication with respect to investments in the Company including but not limited to evaluating the commercial risk and merit in investing the Company.

4.3 Financing. Each Series E Investor has all legitimate funds necessary to consummate the transactions contemplated by this Agreement.

4.4 Litigation. No Action by or against each Series E Investor is pending or, to the knowledge of such Series E Investor after due inquiry, threatened, which could affect the legality, validity or enforceability of any Transaction Agreement or the consummation of the transactions contemplated hereby or thereby

5. COVENANTS OF THE GROUP COMPANIES AND THE KEY HOLDERS

The Group Companies and the Key Holders jointly and severally covenant to the Series E Investors as follows:

5.1 Compliance with Circular 75. Each Person who directly or indirectly holds any shares of the Company as of the Closing and who is a PRC Resident has either (a) complied with the registration and any other requirements of Circular 75, or (b) delivered to the Company a written confirmation in form and substance reasonably satisfactory to the Series E Investors that such Person (i) to such Person’s Knowledge, is not subject to the registration requirements of Circular 75 or (ii) to such Person’s Knowledge, is subject to the registration requirements of Circular 75 and either (A) has complied with the registration requirements of Circular 75 or (B) to such Person’s Knowledge, the issuance of equity securities directly or indirectly to such Person will not violate any applicable laws or regulations of the PRC. The Warrantors shall effectuate or maintain, or cause to be effectuated or maintained, such compliance with Circular 75 in all material respects, including without limitation, filing any necessary amendments to any existing registrations on a timely basis.

5.2 Indemnification. Each of the Group Companies and the Key Holders hereby, jointly and severally, indemnifies and holds harmless the Series E Investors and their Affiliates, partners, officers, directors, representatives, members, controlling persons and advisers against any and all losses, liabilities, costs, claims, actions, expenses or demands (including, without limitation, any diminution in value of the Series E Preferred Shares or the assets, shares or equity interests of any Group Company) arising out of, or resulting from, (i) any breach of the representations, warranties and covenants of the Group Companies and the Key Holders contained herein, and (ii) any tax liability of any Group Companies not reflected in the Financial Statements. This Section 5.2 shall survive any termination of this Agreement.

5.3 Use of Proceeds. The proceeds received from the issuance and sale of the Purchased Shares (i) shall be used only for the growth and expansion capital, capital expenditure and general working capital needs related to the Group Companies, and (ii) without limiting the foregoing, unless specifically authorized by Sennett Investments, shall not be used to repurchase, redeem or cancel any securities or to make any payments to shareholders, directors or officers of any Group Companies or Affiliates of any of the foregoing unless in connection with a bona fide arms-length transaction approved by the Board (including the affirmative vote of the Sennett Director). Notwithstanding the foregoing, the proceeds from the issuance and sale of the Purchased Shares shall only be used for the operation of the Group Companies.

5.4 Board of Directors of the WFOE. Within forty-five (45) days after the Closing, the Company and the Founders shall procure that a new set of Articles of Association be adopted by the WFOE and approved by the competent government authority (if applicable) and filed with the competent AIC. According to such Articles of Association, the size and composition of the board of directors of the WFOE shall be identical to that of the Company and shall include the Sennett Director to the Board of the Company.

5.5 Contractual Arrangements and Control of PRC Entities. From and as of the Closing Date hereof, each of the Group Companies and/or Founders shall make a written request to the holders of at least two thirds ( 2/3) of the Preferred Shares then outstanding (on a fully-diluted basis) for their consent, such consent not to be unreasonably withheld if the counsel to the Company delivers a written confirmation in form and substance reasonably satisfactory to the holders of at least two thirds ( 2/3) of the Preferred Shares then outstanding (on a fully-diluted basis) that the proposed transactions and activities comply with all applicable laws and regulations, should he/she/it, for the purpose of controlling the operations of any PRC entity (whether in existence now such as the ICP Company or incorporated in the future in the PRC as the vehicle to hold any Material Permits or generating any revenue by providing advertising or other consulting services) of, or entity controlled by the Company (the “PRC Entity”), desire to enter into any contractual arrangement with such PRC Entity, pursuant to which such PRC Entity (a) is controlled by the Company, (b) can utilize the Intellectual Property of any Group Company, (c) is the party to any exclusive service agreements with any Group Company, (d) is the beneficiary of any performance guarantees entered into on its behalf by any Group Company or (e) otherwise operates its Business in conjunction with or relation to any of the Group Companies. In any event, such PRC Entity’s financial results shall be able to be consolidated into any subsequent Financial Statements of the Company.

5.6 Sources of Income. None of the Company and the WFOE shall have more than fifty percent (50%) of its assets in a passive form (i.e., cash) and receive more than seventy-five percent (75%) of its total income from passive sources (i.e., interest or fees generated from leasing of equipment). The terms of passive form and passive sources shall have the meanings indicated in Section 1297 of the United States Internal Revenue Code of 1986. The Company shall, and shall cause each Group Company to, use its best efforts to ensure that the Company and each Group Company arrange their affairs, including taking such restructuring steps as may be necessary, to implement the most tax advantageous structure for the Company and each Group Company, including without limitation, to ensure that the Company will not be treated as a “passive foreign investment company” within the meaning of section 1297 of the United States Internal Revenue Code of 1986.

5.7 Compliance with Applicable Law. The Warrantors covenant to cause each of the Group Companies to comply with all applicable law, including but not limited to applicable PRC rules and regulations relating to the Intellectual Property, online video sharing, online advertisements, taxation and social welfare and benefits, and ensure that the full performance of Section 3.21 (Prohibited Payments) at all times.

5.8 Internet Site Content. The Company shall construct, maintain and operate the Internet site with a home page located at the URL http://www.tudou.com, including any replacement or successor thereto, and contain a “contact button” on the Internet site linking to the contact person or department of the Company in charge of the construction, maintenance and operation of such Internet site. Each of the Group Companies shall use its commercially reasonable efforts to procure the Internet site to host all Content it lawfully owns or has sufficient rights to use, and use its commercially reasonable efforts to ensure that the use or display of the Content does not and will not (i) violate any applicable laws; (ii) infringe any rights of third parties, including but not limited to intellectual property, privacy or publicity rights. In no event will such Internet site of the Company contain any third party advertisements or sponsorship placements without prior written consent of such third parties.

5.9 Employment Agreement. Within thirty (30) days following the Closing, the Company shall use its commercially reasonable efforts to make necessary amendments or revisions, if any, to any existing employment agreement and/or a non-competition and non-solicitation agreement executed by each Key Employee to the reasonable satisfaction of Sennett Investments.

5.10 Non-Disclosure and Proprietary Rights Assignment Agreement. Within thirty (30) days following the Closing, the Company shall use its commercially reasonable efforts to make necessary amendments or revisions, if any, to any existing non-disclosure and proprietary rights assignment agreement executed by each Designated Person to the reasonable satisfaction of Sennett Investments.

5.11 Use of Trademarks. (a) Within one (1) month after the Closing, the management of the Company shall provide an initial proposal (the “Initial Trademarks Proposal”) to the Board in respect of registering each of the trademarks currently used by the Group Companies with the Trademark Office of State Administration for Industry and Commerce under the name of the ICP Company and under appropriate categories in the Classification of Goods and Service (2007)

2007 .. (b) The Company shall use its best efforts to implement the Initial Trademarks Proposal and resolve the issues in connection with the registration of its trademarks within six (6) months after the Closing, to the reasonable satisfaction of the Board.

5.12 Permits for Business Regarding Transmission of Audio-Visual Programs via Mobile Networks. As soon as practical after the Closing, the Founders and the Company shall use its best reasonable efforts to procure that the ICP Company shall duly obtain permits or licenses from competent government agencies (including, without limitation, the SARFT and the MII) for it to conduct the business in connection with the transmission of audio-visual programs via mobile networks.

5.13 Update of License and Certificate. As soon as practical after the Closing, the Founders and the Company shall procure that all material licenses, certificates and permits (including, without limitation, the business license, the ICP license and the SARFT Permit) held by each Group Company shall (i) be updated with relevant government agencies to make relevant information recorded on such licenses, certificates and permits conform to such Group Company’s current status, and (ii) pass the annual inspection with relevant government agencies for the year of 2009.

5.14 Compliance with Circular 75. As soon as practical after the Closing, the relevant Founder shall complete the amendments of his registration under Circular 75 in connection with the Series E Preferred Shares financing to the satisfaction of the holders of two thirds ( 2/3) of the Preferred Shares then outstanding (on a fully-diluted basis) (including Sennett Investments), which amendments shall include but not limited to the record of the name of relevant Founder Holdco and the ESOP.

5.15 Renewal of the China Mobile Agreement. The Company and the Founders shall use their commercially reasonable efforts to procure the extension or renewal of the China Mobile Agreement.

6. CONDITIONS TO SERIES E INVESTORS’ OBLIGATIONS AT THE CLOSING

The obligation of the Series E Investors to purchase the Purchased Shares at the Closing is subject to the fulfilment, to the reasonable satisfaction of Sennett Investments on or prior to the Closing, of the following conditions (any or all of which may be waived by Sennett Investments):

6.1 Representations and Warranties True and Correct. The representations and warranties made by each Warrantor in Section 3 and the representations and warranties made by each Founder in Section 3B shall be true and correct and complete when made, and shall be true and correct and complete as of the Closing Date with the same force and effect as if they had been made on and as of such date, or as of another date if any representations and warranties are made with respect to such other date.

6.2 Performance of Obligations. Each Warrantor shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing and shall have obtained all approvals, consents, waivers and qualifications necessary to complete the transactions contemplated hereby.

6.3 Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated hereby on the Closing and all documents and instruments incident to such transactions shall be satisfactory in substance and form to Sennett Investments, and Sennett Investments shall have received all such counterpart originals or certified or other copies of such documents as it may reasonably request.

6.4 Consents and Waivers. Each Warrantor shall have obtained any and all consents and waivers necessary for consummation of the transactions contemplated by this Agreement on or prior to the Closing that are required to be obtained on or prior to the Closing, including, but not limited to, (a) all permits, authorizations, approvals, consents or permits of any governmental authority or regulatory body, including without limitation the Material Permits and (b) the waiver by the existing shareholders of the Company of any anti-dilution rights, rights of first refusal, pre-emptive rights, put or call rights and all similar rights triggered, if any, in connection with the issuance and sale of the Purchased Shares, if required.

6.5 Compliance Certificate. At the Closing, each Warrantor shall deliver to Sennett Investments certificates, dated the Closing Date, certifying that the conditions specified in this Section 6 have been fulfilled and stating, where applicable, that there shall have been no Material Adverse Effect since the Balance Sheet Date.

6.6 Constitutional Documents. The Amended M&AA shall have been duly adopted by the Company by all necessary corporate action of its Board and its shareholders and duly filed with, and registered by, the British Virgin Islands Registry of Corporate Affairs.

6.7 Execution of Other Transaction Documents. The Company shall have delivered to Sennett Investments an original copy of each of the following documents which shall be duly executed by the Company and all other parties thereto (except for the Series E Investors):

(a) the Shareholders’ Agreement;

(b) the Co-sale Agreement;

(c) the Voting Agreement;

(d) the Indemnification Agreement;

(e) the Termination Agreement in connection with the termination of the Convertible Loan Agreement (the “Termination Agreement”); and

(f) the Disclosure Schedule.

6.8 Good Standing. Sennett Investments shall have received a certificate of good standing issued by the Registry of Corporate Affairs of the British Virgin Islands, dated no earlier than ten (10) Business Days prior to the Closing, certifying that, among other things, the Company was duly constituted, paid all required fees and is in good legal standing.

6.9 Due Diligence. Sennett Investments shall have completed its legal and financial due diligence investigation of the Group Companies to its satisfaction.

6.10 Board of Directors. At the Closing, the board of directors of each of the Company and the WFOE shall consist of persons elected or appointed in accordance with the Voting Agreement and the Amended M&AA.

6.11 Register of Members. Sennett Investments shall have received a copy of the Company’s register of members, certified by the Company’s registered agent as true and complete as of the Closing Date, updated to show the Series E Investors as the holders of the number of the Purchased Shares to be purchased at the Closing.

6.12 Register of Directors. Sennett Investments shall have received a copy of the Company’s register of directors, certified by the Company’s registered agent as true and complete as of the Closing Date, updated to show the directors appointed by the Series E Investors in accordance with Voting Agreement and the Amended M&AA.

6.13 No Material Adverse Effect. There shall have not been any Material Adverse Effect since the Balance Sheet Date.

6.14 Legal Opinions. Sennett Investments shall have received each of the BVI Legal Opinion and the PRC legal Opinion, which respectively addressed to Sennett Investments, dated as of the Closing Date, in form and substance satisfactory to Sennett Investments.

6.15 Internal Approvals. Sennett Investments shall have received approval and authorization by its investment committee (or other similar governing body) for the transactions contemplated hereunder.

6.16 No Material Judgment or Order. There shall not be on the Closing Date any order of a court of competent jurisdiction or any ruling of any governmental or regulatory authority or any condition imposed under any law which would, in the reasonable judgment of the Series E Investors, (a) prohibit or restrict (i) the sale and issuance of the Purchased Shares or (ii) the consummation of the transactions contemplated by this Agreement, (b) subject the Series E Investors to any material penalty or onerous condition under or pursuant to any law if the Purchased Shares were to be sold and issued hereunder or (c) restrict the operation of the business of any Group Company as conducted on the date hereof in a manner that would have a Material Adverse Effect on the business of any Group Company.

6.17 No Litigation. No Action shall have been brought or otherwise arisen at law, in equity, in arbitration before any governmental or regulatory authority against any Group Company which would, if adversely determined, have a Material Adverse Effect on the ability of the Company to perform its obligations under this Agreement or each of the other Transaction Agreements. There shall not be any unsettled Action, individually or in aggregate, in the monetary amount of more than RMB 7,000,000, against any of the Group Companies.

6.18 Series E Warrant. The Series E Warrant shall have been executed by the Company and issued to Sennett Investments.

6.19 List of Key Employees and Designated Persons. The Company shall have provided a list of Key Employees and a list of Designated Persons to the Series E Investors.

7. CONDITIONS TO COMPANY’S OBLIGATIONS AT THE CLOSINGS

The obligations of the Company under this Agreement to consummate the Closing are subject to the fulfilment at or prior to the Closing of the following conditions:

7.1 Representations and Warranties. The representations and warranties of the Series E Investors contained in Section 4 shall be true and correct as of the Closing Date.

7.2 Execution of Transaction Agreements. Each of the Series E Investors shall have executed and delivered to the Company the Transaction Agreements to which each is a party.

7.3 Execution of Termination Agreement. Each of the Lenders shall have executed and delivered to the Company the Termination Agreement to which such Lender is a party.

8. MISCELLANEOUS

8.1 Survival. The representations and warranties of the Warrantors in Section 3 hereof (including Section 3B hereof) shall survive the Closing.

8.2 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto whose rights or obligations hereunder are affected by such amendments. This Agreement and the rights and obligations therein may not be assigned by any Group Company or any Key Holder without the written consent of the Series E Investors.

8.3 Entire Agreement. This Agreement, the other Series E Documents and the schedules and exhibits hereto and thereto, which are hereby expressly incorporated herein by this reference constitute the entire understanding and agreement between the parties with regard to the subjects hereof and thereof; provided, however, that nothing in this Agreement or related agreements shall be deemed to terminate or supersede the provisions of any confidentiality and nondisclosure agreements executed by the parties hereto prior to the date of this Agreement, which agreements shall continue in full force and effect until terminated in accordance with their respective terms.

8.4 Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to the other party; (b) when sent by facsimile at the number set forth in the Schedule G attached hereto; (c) seven (7) Business Days after deposit in the mail as air mail or certified mail, receipt requested, postage prepaid and addressed to the other party as set forth in the Schedule G; or (d) three (3) Business Days after deposit with an overnight delivery service, postage prepaid, addressed to the parties as set forth in the Schedule G with next-Business-Day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider.

Each person making a communication hereunder by facsimile shall promptly confirm by telephone to the person to whom such communication was addressed each communication made by it by facsimile pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication. A party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 8.4 by giving, the other party written notice of the new address in the manner set forth above.

8.5 Amendments and Waivers. Any term of this Agreement may be amended only with the written consent of all the parties hereto.

8.6 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any Group Company, any Key Holder or the Series E Investors, upon any breach or default of any party hereto under this Agreement, shall impair any such right, power or remedy of such Group Company, such Key Holder, or such Series E Investor nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach of default thereafter occurring; nor shall any waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Group Company, any Key Holder, or the Series E Investors of any breach of default under this Agreement or any waiver on the part of any Group Company or the Series E Investors of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, or by law or otherwise afforded to the Group Companies, the Key Holders, or the Series E Investors shall be cumulative and not alternative.

8.7 Finder’s Fees. Each party hereto (a) represents and warrants to each other party hereto that it has retained no finder or broker in connection with the transactions contemplated by this Agreement, and (b) hereby agrees to indemnify and to hold harmless such other party hereto from and against any liability for any commission or compensation in the nature of a finder’s fee of any broker or other person or firm (and the costs and expenses of defending against such liability or asserted liability) for which the indemnifying party or any of its employees or representatives are responsible.

8.8 Interpretation; Titles and Subtitles. This Agreement shall be construed according to its fair language. The rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in interpreting this Agreement. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

8.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

8.10 Severability. If any provision of this Agreement is found to be invalid or unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable and to provide for the consummation of the transactions contemplated hereby on substantially the same terms as originally set forth herein, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or benefits intended by the parties. In such event, the parties shall use best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most closely effectuate the parties’ intent in entering into this Agreement.

8.11 Confidentiality and Non-Disclosure. The parties hereto agree to be bound by the confidentiality and non-disclosure provisions of Section 5 of the Shareholders’ Agreement.

8.12 Further Assurances. Each party shall from time to time and at all times hereafter make, do, execute, or cause or procure to be made, done and executed such further acts, deeds, conveyances, consents and assurances without further consideration, which may reasonably be required to effect the transactions contemplated by this Agreement.

8.13 Governing Law. This Agreement shall be governed by and construed exclusively in accordance the internal laws of the State of New York without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction.

8.14 Dispute Resolution. Each of the parties hereto irrevocably (i) agrees that any dispute or controversy arising out of, relating to, or concerning any interpretation, construction, performance or breach of this Agreement, shall be settled by arbitration to be held in Hong Kong under the UNCITRAL Arbitration Rules in accordance with the HKIAC Procedures for the Administration of International Arbitration in force at the date of this Agreement (the “Arbitration Rules”), (ii) waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such arbitration, and (iii) submits to the exclusive jurisdiction of Hong Kong in any such arbitration. There shall be three arbitrators, selected in accordance with the Arbitration Rules, and at least one arbitrator shall be qualified to practice New York law. The arbitration shall be conducted in English. The decision of the arbitration tribunal shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitration tribunal’s decision in any court having jurisdiction. The parties to the arbitration shall each pay an equal share of the costs and expenses of such arbitration, and each party shall separately pay for its respective counsel fees and expenses; provided, however, that the prevailing party in any such arbitration shall be entitled to recover from the non-prevailing party its reasonable costs and attorney fees. The parties acknowledge and agree that, in addition to contract damages, the arbitrators may award provisional and final equitable relief, including injunctions, specific performance, and lost profits.

8.15 Expenses. Upon the Closing, the Company shall reimburse Sennett Investments all legal, financial, administrative and other expenses reasonably incurred by Sennett Investments in connection with the transactions contemplated hereunder in an amount no higher than US$120,000. Sennett Investments may effect such reimbursement at the Closing by withholding from the payment of the aggregate Purchase Price the amount to which Sennett Investments is entitled to reimbursement pursuant to the preceding sentence and paying directly to their counsel and other advisors. Notwithstanding the withholding of such amount, Sennett Investments shall be deemed to have paid to the Company the full amount so withheld. In the event that the Closing shall not have occurred, the Group Companies and Sennett Investments shall each bear half of any expense incurred in connection with the transactions contemplated hereunder.

8.16 Termination. This Agreement may be terminated by any party that has not materially breached its representations, warranties or covenants hereunder on or after the later of (i) July 30, 2010, and (ii) another date mutually agreed upon by the parties hereto, by written notice to the other parties, if the Closing has not occurred on or prior to such date. Upon termination of this Agreement under this Section 8.16, this Agreement shall forthwith become wholly void and of no effect and the parties shall be released from all future obligations hereunder; provided that nothing herein shall relieve any party from liability for any breach of this Agreement occurring prior to such termination.

8.17 Supremacy of this Agreement. If and to the extent that there are inconsistencies between the provisions of this Agreement and those of the Amended M&AA, the terms of this Agreement shall prevail as between the parties hereto only (with the exception of the Company), who hereby undertake to take all actions necessary or advisable, as promptly as practicable after the discovery of such inconsistency, to amend the Amended M&AA so as to eliminate such inconsistency to the largest extent as permitted by the applicable law.

— REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK —

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

STARCLOUD MEDIA CO., LIMITED

By:	/s/ WANG WEI
Name: WANG WEI
Title:

SIGNATURE PAGE TO SERIES E PREFERRED

SHARES PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

RESHUFFLE TECHNOLOGY (SHANGHAI) CO., LIMITED

[Seal: Reshuffle Technology (Shanghai) Co., Limited]

By:	/s/ Wang Wei
Name: Title:

QUAN TOODOU NETWORK SCIENCE AND TECHNOLOGY CO., LIMITED
[Seal: Quan Toodou Network Science and Technology Co., Limited ]

By:	/s/ Zhang xiaoyun
Name:
Title:

SIGNATURE PAGE TO SERIES E PREFERRED

SHARES PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SHANGHAI LI CHENG CULTURE COMMUNICATION CO., LTD.
[Seal: Shanghai Li Cheng Culture Communication Co., Ltd.]

By:	/s/ Zhang Xiaoyun
Name:
Title:

SHANGHAI SU ZAO INTERNET TECHNOLOGY CO., LTD.

[Seal: Shanghai Su Zao Internet Technology Co., Ltd.]

By:	/s/ Wu Chengzi
Name:
Title:

CHENGDU GAI SHI INTERNET TECHNOLOGY CO., LTD.

[Seal: Chengdu Gai Shi Internet Technology Co., Ltd.]

By:	/s/ Zhang Xiaoyun
Name:
Title:

SIGNATURE PAGE TO FIFTH AMENDED AND RESTATED

SHAREHOLDERS’ AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

WANG WEI

By:	/s/ WANG WEI
Name: WANG WEI

FIRST EASY GROUP LIMITED

By:	/s/ WANG WEI
Name: WANG WEI
Title:

SIGNATURE PAGE TO SERIES E PREFERRED

SHARES PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

MARC CHRISTIAEN VAN DER CHIJS

By:	/s/ MARC CHRISTIAEN VAN DER CHIJS
Name: MARC CHRISTIAEN VAN DER CHIJS

FAST ACTION MANAGEMENT LIMITED

By:	/s/ MARC CHRISTIAEN VAN DER CHIJS
Name: MARC CHRISTIAEN VAN DER CHIJS
Title:

SIGNATURE PAGE TO SERIES E PREFERRED

SHARES PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

WANG ZHIQI

By:	/s/ WANG ZHIQI
Name: WANG ZHIQI

SIGNATURE PAGE TO SERIES E PREFERRED

SHARES PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

CRESCENT PEAK II LIMITED

By:	/s/ David Hand
Name: David Hand
Title: Director

SIGNATURE PAGE TO SERIES E PREFERRED

SHARES PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

VENROCK ASSOCIATES V, L.P.
By: its General Partner, Venrock Management V, LLC

VENROCK PARTNERS V, L.P.
By: its General Partner, Venrock Partners Management V, LLC

VENROCK ENTREPRENEURS FUND V, L.P.
By: its General Partner, VEF Management V, LLC

By:	/s/ David L. Stepp
Name: David L. Stepp
Title: Authorized Signatory

SIGNATURE PAGE TO SERIES E PREFERRED

SHARES PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

GENERAL CATALYST GROUP IV, L.P.
By:	General Catalyst Partners IV, L.P.,
its General Partner
By:	General Catalyst GP IV, LLC,
its General Partner

By:	/s/ William J. Fitzgerald
Name: William J. Fitzgerald
Title: Member & CFO

Address:

c/o General Catalyst Partners
20 University Road, Suite 450,
Cambridge, MA 02138 fax: (617) 234-7040

GC ENTREPRENEURS FUND IV, L.P.
By:	General Catalyst Partners IV, L.P.,
its General Partner
By:	General Catalyst GP IV, LLC,
its General Partner

By:	/s/ William J. Fitzgerald
Name: William J. Fitzgerald
Title: Member & CFO

Address:

c/o General Catalyst Partners
20 University Road, Suite 450,
Cambridge, MA 02138 fax: (617) 234-7040

SIGNATURE PAGE TO SERIES E PREFERRED

SHARES PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

GGV II DELAWARE L.L.C.
By:	Granite Global Ventures II L.P.,
its Member
By:	Granite Global Ventures II L.L.C.,
its General Partner

By:	/s/ HANY NADA
Name: HANY NADA
Title:

SIGNATURE PAGE TO SERIES E PREFERRED

SHARES PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

IDG TECHNOLOGY VENTURE INVESTMENT IV, L.P.
By:	IDG Technology Venture Investment III, LLC,
its General Partner

By:	/s/ HUGO SHONG
Name: HUGO SHONG
Title: Authorized Signatory

SIGNATURE PAGE TO SERIES E PREFERRED

SHARES PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SENNETT INVESTMENTS (MAURITIUS) PTE LTD

By:	/s/ JULIET TED
Name: JULIET TED
Title: AUTHORISED SIGNATORY

SIGNATURE PAGE TO SERIES E PREFERRED

SHARES PURCHASE AGREEMENT

SCHEDULE A

SCHEDULE OF SERIES E INVESTORS

		Consideration
Investor Name	Number of Series E Preferred Shares	Conversion of Convertible Loans (US$)	Cash Portion of Purchase Price (US$)	Total Consideration Paid (US$)
Crescent Peak II Limited	1,846,177	5,000,000	/	5,000,000
Venrock Partners V, L.P.	22,597	61,200	/	61,200
Venrock Associates V, L.P.	266,529	721,840	/	721,840
Venrock Entrepreneurs Fund V, L.P.	6,262	16,960	/	16,960
General Catalyst Group IV, L.P.	791,322	2,143,136.7804	/	2,143,136.7804
GC Entrepreneurs Fund IV, L.P.	20,996	56,863.2196	/	56,863.2196
GGV II Delaware L.L.C.	1,846,177	5,000,000	/	5,000,000
IDG Technology Venture Investment IV, L.P.	738,471	2,000,000	/	2,000,000
Sennett Investments (Mauritius) Pte Ltd	12,923,236	/	35,000,000	/
Total:	18,461,767	15,000,000	35,000,000	50,000,000

SCHEDULE B

SCHEDULE OF FOUNDERS

Name	Address

Wang Wei	8th Floor, No. 922 Hengshan Road, Xuhui District, Shanghai, PRC

Wang Zhiqi	Apt. 2801, Building 7, 300 Nan Dan Dong Road, Shanghai, PRC

Marc Christiaen van der Chijs	Apt. 2801, Building 7, 300 Nan Dan Dong Road, Shanghai, PRC

SCHEDULE C

SCHEDULE OF FOUNDER HOLDCOS

1.	FIRST EASY GROUP LIMITED, a company duly incorporated under the laws of the British Virgin Islands which is wholly owned by Wang Wei; and

2.	FAST ACTION MANAGEMENT LIMITED, a company duly incorporated under the laws of the British Virgin Islands which is wholly owned by Marc Christiaen van der Chijs.

SCHEDULE D

SCHEDULE OF PRC COMPANIES

1.	Reshuffle Technology (Shanghai) Co., Limited , a limited liability company incorporated under the laws of the PRC.

2.	Quan Toodou Network Science and Technology Co., Limited , a limited liability company incorporated under the laws of the PRC.

3.	Shanghai Li Cheng Culture Communication Co., Ltd. , a limited liability company incorporated under the laws of the PRC.

4.	Shanghai Su Zao Internet Technology Co., Ltd. , a limited liability company incorporated under the laws of the PRC.

5.	Chengdu Gai Shi Internet Technology Co., Ltd. , a limited liability company incorporated under the laws of the PRC.

English Translation

SCHEDULE E-1

SCHEDULE OF KEY EMPLOYEES

Name	Gender	Age	Date of actual employment	Identity number	Employment Agreement
Zhiqi Wang	Female	35	2006-06-01	110108197501052225	From 2007-01-01 to 2009-12-31 (Reshuffle) / From 2010-01-01 to 2012-12-31 (Reshuffle)
Huiwen Huang	Female	38	2008-05-15	0526671402(D)	From 2008-05-15 to 2011-05-15 (Reshuffle)
Wei Deng	Female	36	2007-10-09	110105197408257729	From 2007-10-09 to 2010-10-09 (Quan Toodou)
Xiangyun Wang	Female	41	2007-11-21	0131195104	From 2007-11-12 to 2010-11-21(Quan Toodou)
Sam Lai	Male	38	2008-08-15	K042569(9)	From 2008-08-15 to 2011-08-15 (Quan Toodou)
Weimin Jiang	Female	44	2009-04-27	310104196607094447	From 2009-04-27 to 2012-04-26 (Reshuffle)
Yongzhu Song	Male	36	2010-01-01	211223197406020819	From 2010-01-01 to 2010-12-31 (Quan Toodou)
Zheng Wu	Male	33	2009-12-01	110104197703220818	From 2009-12-01 to 2012-11-30 (Beijing)
Bin Yu	Female	40	2010-07-08	099424412	From 2010-07-08 to 2013-07-07 (Reshuffle)

English Translation

SCHEDULE E-2

SCHEDULE OF DESIGNATED PERSONS

Name	Gender	Age	Date of actual employment	Identity number	Employment Agreement
Jianzhang Cheng	Male	31	2008-06-02	132330197908042110	From 2008-06-02 to 2009-06-02 (Reshuffle) / From 2009-06-03 to 2012-06-02 (Reshuffle)
Min Wu	Male	31	2007-11-22	310101197906092412	From 2007-11-22 to 2008-11-22 (Quan Toodou) / From 2008-11-23 to 2009-11-22 (Quan Toodou) / From 2009-11-23 to 2012-11-22 (Quan Toodou)
Huicheng Lian	Male	32	2007-11-13	350221197801065539	From 2007-11-13 to 2008-11-13 (Quan Toodou) / From 2008-11-14 to 2009-11-13 (Quan Toodou) / From 2009-11-14 to 2012-11-13 (Quan Toodou)

SCHEDULE G

SCHEDULE OF NOTICE

The Company

Gate 6, No. 1305,

South Suzhou Road, Shanghai, PRC

Telephone: (8621) 5375 0261

Fax No.: (8621) 5375 0273

Contact Person: Wang Wei

The PRC Company and the Holdco

Gate 6, No. 1305,

South Suzhou Road, Shanghai, PRC

Telephone: (8621) 5375 0261

Fax No.: (8621) 5375 0273

Contact Person: Wang Wei

Wang Wei

8th Floor, No. 922 Hengshan Road, Xuhui

District, Shanghai, PRC

Wang Zhiqi

Apt. 2801, Building 7, 300 Nan Dan Dong

Road, Shanghai, PRC

Marc Christiaen van der Chijs

Apt. 2801, Building 7, 300 Nan Dan Dong

Road, Shanghai, PRC

The Series E Investors

Crescent Peak II Limited

One Temasek Avenue, #20-01 Millenia Tower,

Singapore 039192

Fax No.: +(65)-6223-5992

Contact Person: James Wong/David Hand

Venrock Partners V, L.P.

Venrock Associates V, L.P.

Venrock Entrepreneurs Fund V, L.P.

Address:

2494 Sand Hill Road

Suite 200

Menlo Park, CA 94025

Fax: +1 650-561- 9180

Attention: General Counsel

General Catalyst Group IV, L.P.

c/o General Catalyst Partners

20 University Road, Suite 450 Cambridge

MA 02138, USA

Attn: William Fitzgerald, CFO & Managing

Director

Fax: +1 617-234-7040

GC Entrepreneurs Fund IV, L.P.

c/o General Catalyst Partners

20 University Road, Suite 450,

Cambridge, MA 02138

Attn: William Fitzgerald, CFO & Managing

Director

Fax: +1 617-234-7040

GGV II Delaware L.L.C.

c/o Granite Global Ventures

2494 Sand Hill Road, Suite 100

Menlo Park, CA 94025

Tel: (650) 475-2150

Fax: (650) 475-2151

Attn: Stephen Hyndman

With a copy to:

Granite Global Ventures

Unit 3701, K. Wah Center

1010 Huaihai Zhong Road

Shanghai 200031, PRC

Attn: Helen Wong

IDG Technology Venture Investment IV, L.P.

c/o IDGC Management (Hong Kong) Limited

Unit 1509, The Center

99 Queen’s Road

Central, Hong Kong

Fax: (852) 2523-1619

Attention: Mr. Simon Ho

Sennett Investments (Mauritius) Pte Ltd

60B Orchard Road #06-18 Tower 2

The Atrium@Orchard

Singapore 238891

c/o IMM, Les Cascades Building

Edith Cavell Street

Port Louis, Mauritius

Contact Person: Lau Teck Sien

Telephone: +86 10 5930 4917

Fax No.: +86 10 5930 4901

E-mail: tecksien@temasek.com.sg

SCHEDULE H

SCHEDULE OF THE CAPITALIZATION TABLE OF THE COMPANY

Table H-1

Cap Table of the Company immediately prior to the Closing

Shareholder Name	# of Shares (on a fully diluted and as-converted basis)	% of Holding
IDG Technology Venture Investment III, LP	8,127,384	13.15%
IDG Technology Venture Investment IV, LP	1,144,601
GGV II Delaware L.L.C.	8,257,959	11.71%
Jafco Asia Technology Fund III	4,843,008	6.87%
General Catalyst Group IV, L.P.	6,098,021	8.88%
GC Entrepreneurs Fund IV, L.P.	161,797
Capital Today Investment IV Limited	4,352,150	6.17%
KTB China Optimum Fund	2,176,060	3.09%
CA-JAIC China Internet Fund	1,030,587	1.46%
Crescent Peak Limited	5,985,918	16.23%
Crescent P.E., Ltd.	5,460,095
Venrock Associate V, L.P.	3,442,579	5.41%
Venrock Partners V, L.P.	291,873
Venrock Entrepreneurs Fund V, L.P.	80,885
First Easy Group Limited	11,300,000	16.03%
Fast Action Management Limited	700,000	0.99%
ESOP	7,050,324	10%
Total	70,503,241	100%

Table H-2

Cap Table of the Company immediately following the Closing

Shareholder Name	Total # of Shares (on a fully diluted and as- converted basis)	# of Series E Shares	Total # of shares (Post E)	% of Holding	Consideration Paid

IDG Technology Venture Investment III, LP	8,127,384	/	8,127,384	10.63%
IDG Technology Venture Investment IV, LP	1,144,601	738,471	1,883,072		US$	2,000,000
GGV II Delaware L.L.C.	8,257,959	1,846,177	10,104,136	10.73%	US$	5,000,000
Jafco Asia Technology Fund III	4,843,008	/	4,843,008	5.14%		/
General Catalyst Group IV, L.P.	6,098,021	791,322	6,889,343	7.32%	US$	2,143,136.7804
GC Entrepreneurs Fund IV, L.P.	161,797	20,996	182,793	0.19%	US$	56,863.2196
Capital Today Investment IV Limited	4,352,150	/	4,352,150	4.62%		/
KTB China Optimum Fund	2,176,060	/	2,176,060	2.31%		/
CA-JAIC China Internet Fund	1,030,587	/	1,030,587	1.09%		/
Crescent Peak II Limited	/	1,846,177	1,846,177	1.96%	US$	5,000,000
Crescent Peak Limited	5,985,918	/	5,985,918	12.16%		/
Crescent P.E., Ltd.	5,460,095	/	5,460,095
Venrock Associate V, L.P.	3,442,579	266,529	3,709,108	3.94%	US$	721,840
Venrock Partners V, L.P.	291,873	22,597	314,470	0.33%	US$	61,200
Venrock Entrepreneurs Fund V, L.P.	80,885	6,262	87,147	0.09%	US$	16,960
Sennett Investments (Mauritius) Pte Ltd	/	12,923,236	12,923,236	13.73%	US$	35,000,000
First Easy Group Limited	11,300,000	/	11,300,000	12.00%		/
Fast Action Management Limited	700,000	/	700,000	0.74%		/
ESOP	12,240,118	/	12,240,118	13.00%		/
Total	75,693,035	18,461,767	94,154,802	100%	US$	50,000,000

	3B.2	Litigation	24
	3B.3	Shareholder Agreements	24
	3B.4	Prior Legal Matters	24
	3B.5	Founder’s Intellectual Property Rights	24
4.	REPRESENTATIONS AND WARRANTIES OF THE INVESTOR		25
	4.1	Authorization	25
	4.2	Investment Purpose	25
	4.3	Financing	25
	4.4	Litigation	25
5.	COVENANTS OF THE GROUP COMPANIES AND THE KEY HOLDERS		25
	5.1	Compliance with Circular 75	25
	5.2	Indemnification	25
	5.3	Use of Proceeds	26
	5.4	Board of Directors of the WFOE	26
	5.5	Contractual Arrangements and Control of PRC Entities	26
	5.6	Sources of Income	26
	5.7	Compliance with Applicable Law	27
	5.8	Internet Site Content	27
	5.9	Employment Agreement	27
	5.10	Non-Disclosure and Proprietary Rights Assignment Agreement	27
	5.11	Use of Trademarks	27
	5.12	Permits for Business Regarding Transmission of Audio-Visual Programs via Mobile Networks	28
	5.13	Update of License and Certificate	28
	5.14	Compliance with Circular 75	28
	5.15	Renewal of the China Mobile Agreement	28
6.	CONDITIONS TO SERIES E INVESTORS’ OBLIGATIONS AT THE CLOSING		28
	6.1	Representations and Warranties True and Correct	28
	6.2	Performance of Obligations	28
	6.3	Proceedings and Documents	29
	6.4	Consents and Waivers	29
	6.5	Compliance Certificate	29
	6.6	Constitutional Documents	29
	6.7	Execution of Other Transaction Documents	29
	6.8	Good Standing	29
	6.9	Due Diligence	29
	6.10	Board of Directors	30
	6.11	Register of Members	30
	6.12	Register of Directors	30
	6.13	No Material Adverse Effect	30
	6.14	Legal Opinions	30
	6.15	Internal Approvals	30
	6.16	No Material Judgment or Order	30
	6.17	No Litigation	30
	6.18	Series E Warrant	30
	6.19	List of Key Employees and Designated Persons	30

7.	CONDITIONS TO COMPANY’S OBLIGATIONS AT THE CLOSINGS	31
7.1	Representations and Warranties	31
7.2	Execution of Transaction Agreements	31
7.3	Execution of Termination Agreement	31
8.	MISCELLANEOUS	31
8.1	Survival	31
8.2	Successors and Assigns	31
8.3	Entire Agreement	31
8.4	Notices	31
8.5	Amendments and Waivers	32
8.6	Delays or Omissions	32
8.7	Finder’s Fees	32
8.8	Interpretation; Titles and Subtitles	32
8.9	Counterparts	32
8.10	Severability	32
8.11	Confidentiality and Non-Disclosure	33
8.12	Further Assurances	33
8.13	Governing Law	33
8.14	Dispute Resolution	33
8.15	Expenses	33
8.16	Termination	34
8.17	Supremacy of this Agreement	34

Schedules and Exhibits

Schedule A	Schedule of Investors
Schedule B	Schedule of Founders
Schedule C	Schedule of Founder Holdcos
Schedule D	Schedule of Group Companies
Schedule E-1	Schedule of Key Employees
Schedule E-2	Schedule of Designated Persons
Schedule F	Disclosure Schedule
Schedule G	Schedule of Notice
Schedule H	Schedule of Capitalization Table of the Company

Exhibit A	Fourth Amended and Restated Right of First Refusal and Co-sale Agreement
Exhibit B	Fourth Amended and Restated Voting Agreement
Exhibit C	Seventh Amended and Restated M&AA of the Company
Exhibit D	Fifth Amended and Restated Shareholders’ Agreement
Exhibit E	BVI Legal Opinion
Exhibit F	PRC Legal Opinion
Exhibit G	Indemnification Agreement
Exhibit H	PRC Agreements
Exhibit I	Form Series E Warrant
Exhibit J	Form Termination Agreement